UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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REVA, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOARD OF DIRECTORS APPROVES NEW COMPANY NAME OF
BLUE WIRELESS & DATA, INC.

Dallas, TX – September 17, 2004 – Reva, Inc. (OTCBB:RVIA) announced today that its Board of Directors has unanimously approved proposals for consideration at a special meeting of shareholders.  One of the proposals is to change the Company’s state of legal incorporation from Colorado to Delaware, as part of which the name of the Company will change to Blue Wireless & Data, Inc.

The proposals will be submitted to shareholders of record on October 4, 2004 for consideration at a special meeting of shareholders to be held on November 15, 2004.

The proposed re-incorporation would not result in any change in the Company’s headquarters, business, jobs, management, location of offices or facilities, number of employees, assets, liabilities or net worth.  Also, the Company’s common stock would continue to trade on the OTCBB under the symbol RVIA until the name change process has been completed.

Dennis McLaughlin, the Company’s CEO, commented, “The Board believes that the new name — Blue Wireless & Data, Inc. — will be a major factor in launching a new marketing image that will enhance the ability to promote and grow our expanding wireless internet service network.  We believe the re-incorporation to Delaware will be beneficial to the Company and its shareholders through obtaining the benefits of Delaware’s comprehensive, widely used, and extensively interpreted corporate law.”

The Company invites the public to view its new website at www.bluewirelessdata.com.

Approval of the proposals will require the affirmative vote of a majority of all the votes entitled to be cast by the company’s common stock.  Further information regarding the re-incorporation will be contained in a definitive proxy statement to be filed with the Securities and Exchange Commission and mailed to shareholders of the company as of the record date of the special meeting.

About Reva:

Reva, Inc. (www.bluewirelessdata.com) is engaged in the business of providing wireless internet service to customers primarily in rural areas of north Texas through its wireless broadband network.

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FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning.  Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.

This communication is not a solicitation of a proxy from any security holder of Reva, Inc.  Reva, Inc. will file a definitive proxy statement with the Securities and Exchange Commission in connection with the special meeting of shareholders. Information regarding the identity of the persons who may, under Securities and Exchange Commission rules, be deemed to be participants in the solicitation of shareholders of Reva, Inc. in connection with the proposed reincorporation and the proposed increase in authorized common stock, and their interests in the solicitation, will be set forth in the definitive proxy statement to be filed with the Securities and Exchange Commission.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and shareholders will be able to obtain copies of the definitive proxy statement filed by Reva, Inc. free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov. Investors and shareholders will also be able to obtain the definitive version of the proxy statement free of charge by directing their requests to Shareholder Relations, Reva, Inc., 3001 Knox Street, Suite 403, Dallas, Texas 75025, telephone: (469) 227-7605.

Contact:

Investor Contact

John Mills, 469-227-7605

jmills@bluewirelessdata.com